iVoice Technology, Inc.
                                 750 Highway 34
                            Matawan, New Jersey 07747



                                    July 28, 2005

VIA FACSIMILE (202-772-9210)
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC  20549

      Re:   iVoice Technology, Inc.
            Registration Statement on Form SB-2
            SEC File No. 333-120490
            -----------------------------------

Ladies and Gentlemen:

      The undersigned hereby respectfully requests, pursuant to Rule 461 under the Securities Act of 1933, that the effective date of the above-captioned Registration Statement be accelerated to 9:30 a.m., New York City time, on August 1, 2005 or as soon as practicable thereafter.

      We ask that Marilyn Feuer (telephone 212-715-9149) be advised upon the Registration Statement becoming effective.


                                    Respectfully submitted,



                                    IVOICE TECHNOLOGY, INC.


                                    By: /s/ Jerome R. Mahoney
                                       ---------------------------------
                                       Name:  Jerome R. Mahoney
                                       Title: Chairman of the Board


cc: Marilyn Feuer